                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              __________________

                                 SCHEDULE 13G
                                (Rule 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B)

                         (Amendment No.____________) /1/

                      Computer Outsourcing Services, Inc.
     ---------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
     ---------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  2052 65101
     ---------------------------------------------------------------------------
                                (CUSIP Number)

                                 June 24, 1998
     ---------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



          Check the appropriate box to designate the rule pursuant to which this
          Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)




_______________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP NO.  2052 65101             13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Edward L. Cahill

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 308,864
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                 0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 308,864
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 308,864
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                 7.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                 IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------
  CUSIP NO.  2052 65101             13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David L. Warnock

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 308,864
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                 0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 308,864
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 308,864
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                 7.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                 IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------
  CUSIP NO.  2052 65101             13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cahill, Warnock Strategic Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 308,864
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                 0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 308,864
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 308,864
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                 7.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                 PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------
  CUSIP NO.  2052 65101             13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cahill, Warnock Strategic Partners Fund, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 308,864
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                 0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 308,864
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 308,864
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                 7.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                 PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------
  CUSIP NO.  2052 65101             13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cahill, Warnock & Company, LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Maryland Limited Liability Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 308,864
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                 0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 308,864
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 308,864
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                 7.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                 OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------
  CUSIP NO.  2052 65101             13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Strategic Associates, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 308,864
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                 0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 308,864
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 308,864
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                 7.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                 PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------

CUSIP NO. 2052 65101                  13G
          ----------
-----------------------


Item 1(a).  Name of Issuer: Computer Outsourcing Services, Inc. (the "Issuer").
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices: 360 West 31st
            -----------------------------------------------
            Street, 11th Floor, New York, NY  10001.

Item 2(a).  Names of Persons Filing: Cahill, Warnock Strategic Partners Fund,
            -----------------------
            L.P. ("Strategic Partners Fund"); Cahill, Warnock Strategic Partners, L.P. ("Strategic Partners"), the sole general partner of Strategic Partners Fund; Strategic Associates, L.P. ("Strategic Associates"); Cahill, Warnock & Company, LLC ("Cahill, Warnock & Co."), the sole general partner of Strategic Associates; Edward L. Cahill ("Cahill"), a general partner of Strategic Partners and a member of Cahill, Warnock & Co.; David L. Warnock ("Warnock"), a general partner of Strategic Partners and a member of Cahill, Warnock & Co. Strategic Partners Fund, Strategic Partners, Strategic Associates, Cahill, Warnock & Co., Cahill, and Warnock are sometimes referred to collectively herein as the "Reporting Persons."

            In Amendment No. 1 to the Limited Partnership Agreement of Strategic Partners Fund, dated July 26, 1996, Strategic Partners and the limited partners of Strategic Partners Fund agreed that any securities of a particular issuer that are acquired by both Strategic Partners Fund and Strategic Associates shall be sold or otherwise disposed of at substantially the same time, on substantially the same terms and in amounts proportionate to the size of each of their investments. As a consequence, Strategic Associates and Strategic Partners Fund may be deemed to be members of a group pursuant to Rule 13d-5(b)(1) of the Securities Exchange Act of 1934. Strategic Partners, Cahill, Warnock & Co., Cahill and Warnock each disclaim membership in the aforementioned group.

Item 2(b).  Address of Principal Business Office:
            ------------------------------------
            1 South Street, Suite 2150, Baltimore, MD 21202.

Item 2(c).  Citizenship:  Strategic Partners Fund, Strategic Partners and
            -----------
            Strategic Associates are limited partnerships organized under the laws of the State of Delaware. Cahill, Warnock & Co. is a limited liability company organized under the laws of the State of Maryland. Cahill and Warnock are US citizens.

Item 2(d).  Title of Class of Securities:  Common Stock, $.01 par value per
            ----------------------------
            share (the "Common Stock").

Item 2(e).  CUSIP Number:  2052 65101.
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
            -------------------------------------------------------------------
            or (c), check whether the person filing is a:
            --------------------------------------------

                (a)   [  ]  Broker or Dealer registered under Section 15 of the
                            Securities Exchange Act;

                (b)   [  ]  Bank as defined in Section 3(a)(6) of the Exchange
                            Act;

                (c)   [  ]  Insurance Company as defined in Section 3(a)(19) of
                            the Act;

                (d)   [  ]  Investment Company registered under Section 8 of the
                            Investment Company Act;

                (e)   [  ]  An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

                (f)   [  ]  An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(ii)(F);

-----------------------

CUSIP NO. 2052 65101                  13G
          ----------
-----------------------



                (g)   [  ]  A parent holding company or control person in
                            accordance with Rule 13d-1(b)(ii)(G);

                (h)   [  ]  A savings association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act;

                (i)   [  ]  A church plan that is excluded from the definition
                            of an investment company under Section 3(c)(14) of the Investment Company Act;

                (j)   [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                If this statement is filed pursuant to Rule 13d-1(c), check this
                box.   [X]

Item 4.     Ownership:
            ---------

            (a)  Amount Beneficially Owned: Strategic Partners Fund is the
                 -------------------------
                 record owner of 292,649 shares of Common Stock of the Issuer (the "Fund Shares"). Strategic Associates is the record owner of 16,215 shares of Common Stock of the Issuer (the "Associates Shares"). The Fund Shares and the Associates Shares are sometimes referred to herein collectively as the "Computer Outsourcing Shares." Because of their relationship as affiliated entities, both Strategic Partners Fund and Strategic Associates may be deemed to own beneficially the Computer Outsourcing Shares. As general partners of Strategic Partners Fund and Strategic Associates, respectively, Strategic Partners and Cahill, Warnock & Co. may be deemed to own beneficially the Computer Outsourcing Shares. As the individual general partners of Strategic Partners and as the members of Cahill, Warnock & Co., both Cahill and Warnock may be deemed to own beneficially the Computer Outsourcing Shares.

                 Strategic Partners Fund disclaims beneficial ownership of the Associates Shares. Strategic Associates disclaims beneficial ownership of the Fund Shares. Strategic Partners, Cahill, Warnock & Co., Cahill, and Warnock each disclaim beneficial ownership of the Computer Outsourcing Shares.

            (b)  Percent of Class:  Each of the Reporting Persons may be deemed
                 ----------------
                 to own beneficially 7.4% of the Issuer's Common Stock. The foregoing percentage is calculated based upon the 4,162,415 shares of Common Stock reported to be outstanding in the Issuer's Quarterly Report Form 10-QSB for the quarterly period ending April 30, 1998.

            (c)  Number of Shares as to Which Such Person Has:
                 --------------------------------------------

                 (i)    Sole power to vote or to direct the vote: 0 shares for
                        ----------------------------------------
                 each Reporting Person.

                 (ii)   Shared power to vote or to direct the vote: 308,864
                        ------------------------------------------
                 shares for each Reporting Person.

                 (iii)  Sole power to dispose or to direct the disposition of: 0
                        -----------------------------------------------------
                 shares for each Reporting Person.

                 (iv)   Shared power to dispose or to direct the disposition of:
                        -------------------------------------------------------
                 308,864 shares for each Reporting Person.

-----------------------

CUSIP NO. 2052 65101                  13G
          ----------
-----------------------


Item 5.     Ownership of Five Percent or Less of a Class:
            --------------------------------------------

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            ---------------------------------------------------------------

            Not Applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company:
            ------------------------------------------------------------

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group:
            ---------------------------------------------------------

            Not Applicable.

Item 9.     Notice of Dissolution of Group:
            ------------------------------

            Not Applicable.

Item 10.    Certification:
            -------------

            By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------

CUSIP NO. 2052 65101                  13G
          ----------
-----------------------


                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:      July 6, 1998

                                 /s/ Edward L. Cahill
                                 --------------------------------------
                                 Edward L. Cahill

                                 /s/ David L. Warnock
                                 --------------------------------------
                                 David L. Warnock

                                 CAHILL, WARNOCK STRATEGIC PARTNERS
                                 FUND, L.P.

                                 By:      Cahill, Warnock Strategic Partners,
                                          L.P., its sole General Partner

                                     By:  /s/ Edward L. Cahill
                                          -----------------------------
                                          Edward L. Cahill, General Partner

                                     By:  /s/ David L. Warnock
                                          -----------------------------
                                          David L. Warnock, General Partner


                                 CAHILL, WARNOCK STRATEGIC PARTNERS, L.P.

                                 By: /s/ Edward L. Cahill
                                     ----------------------------------
                                     Edward L. Cahill, General Partner

                                 By: /s/ David L. Warnock
                                     ----------------------------------
                                     David L. Warnock, General Partner


                                 STRATEGIC ASSOCIATES, L.P.

                                 By: Cahill, Warnock & Co., LLC, its sole
                                     General Partner

                                     By:  /s/ Edward L. Cahill
                                          -----------------------------
                                          Edward L. Cahill, Member

                                     By:  /s/ David L. Warnock
                                          -----------------------------
                                          David L. Warnock, Member

-----------------------

CUSIP NO. 2052 65101                  13G
          ----------
-----------------------


                                 CAHILL, WARNOCK & CO., LLC

                                 By: /s/ Edward L. Cahill
                                     ----------------------------------
                                     Edward L. Cahill, Member

                                 By: /s/ David L. Warnock
                                     ----------------------------------
                                     David L. Warnock, Member